Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

THE PROVIDENCE SERVICE CORPORATION

The undersigned, desiring to amend the certificate of incorporation of a Delaware corporation pursuant to Section 242 of the Delaware General Corporation Law (the “Act”), hereby certifies as follows:

FIRST. The name of the corporation (hereinafter called the “Corporation”) is The Providence Service Corporation.

SECOND. The date of filing of the Corporation’s second amended and restated certificate of incorporation with the Secretary of State of the State of Delaware is August 22, 2003.

THIRD. The first paragraph of Section SIXTH of said Certificate of Incorporation, which Article sets forth the number of directors that constitute the entire Board of Directors of the Corporation, is hereby amended and restated in its entirety as follows:

“The Board of Directors shall consist of not less than four (4) and not more than eleven (11) directors. The number of directors to be elected, subject to the foregoing limits, shall be determined by resolution of the Board of Directors.”

FOURTH. The amendment herein certified has been duly adopted in accordance with Section 242 of the Act.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer as of May 6th, 2015.

By:	/s/ Michael-Bryant Hicks
Name:	Michael-Bryant Hicks
Title:	Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

Certificate of Amendment to Certificate of Incorporation